Exhibit 99.1

OMEGA PROTEIN ANNOUNCES ACQUISITION OF BIORIGINAL FOOD & SCIENCE CORP., EXPANDING DEPTH IN HUMAN NUTRITION

Diversifies Human Nutrition Product Offerings and Broadens Global Customer Reach

Transformational Acquisition Will Add Significant Human Nutrition Size and Scale

Highly Complementary Transaction Expected to be Accretive to Fiscal Year 2015 Adjusted Earnings

HOUSTON, September 8, 2014 – Omega Protein Corporation (NYSE: OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty protein products, today announced that it has acquired all of the stock of Bioriginal Food & Science Corp. (“Bioriginal”). Bioriginal is a leading supplier of plant and marine based specialty oils and essential fatty acids to the food and nutraceutical industries across North America, Europe and Asia.

The strategic addition of Bioriginal is a key step towards fulfilling Omega Protein’s mission to help people lead healthier lives with better nutrition such as specialty oils, essential fatty acids, specialty proteins and nutraceuticals. The acquisition advances Omega Protein’s business strategy by uniting two highly complementary businesses, adding immediate size and scale to the overall business through more diversified human nutrition product offerings and expanding Omega Protein’s global customer reach.

For its fiscal year ended March 31, 2014, Bioriginal generated approximately $98 million (USD) in net revenues. Bioriginal will be operated as a wholly owned subsidiary of Omega Protein, and the transaction is expected to be accretive to Omega Protein’s adjusted earnings in its fiscal year 2015.

“Increased sales of nutritional products for direct human consumption is a key component of Omega Protein’s business strategy to diversify our business model and increase growth, while decreasing our exposure to commodity based earnings volatility,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “We look forward to working with the entire Bioriginal team to grow our company and create a more balanced business portfolio across animal and human nutrition.”

Joe Vidal, Bioriginal’s President and Chief Executive Officer, commented, “Bioriginal has a consistent track record of sourcing ingredients from across the world to formulate unique products for our customers. We are excited to become part of Omega Protein, a leading integrated producer of essential fatty acids, specialty proteins and nutraceuticals, while maintaining our manufacturing and distribution network. We believe together, Bioriginal and Omega Protein will deepen our relationships with existing customers and broaden our reach to new customers across all of our markets.”

The total purchase price for the acquisition of Bioriginal is expected to be approximately $70.5 million, plus $0.7 million for estimated working capital adjustments, and will consist of approximately $46.5 million in cash, assumption of $21.5 million of Bioriginal’s indebtedness and approximately 0.2 million restricted shares of Omega Protein’s common stock issued to Bioriginal’s executive shareholders valued at $3.2 million based on the average closing price of Omega Protein’s shares for a 30-day period. Bioriginal’s executive shareholders are also eligible to receive additional cash consideration if Bioriginal achieves certain financial targets over the next three years. The Company will fund the cash portion of the purchase price with a combination of available cash and borrowings under its revolving credit facility. Further details regarding the acquisition will be set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission. Omega Protein and Bioriginal do not expect any immediate changes in their independent, existing operations, including customer service and product availability.

D.A. Davidson & Co. acted as exclusive financial advisor and Aspect Consumer Partners acted as exclusive strategic advisor to Omega Protein in the transaction.

Conference Call Information

Omega Protein will host a conference call today at 8:30 a.m., Eastern Time. Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. A live webcast and supplemental slide presentation will also be available over the Internet at www.omegaprotein.com.

A webcast replay of the conference call will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic replay of the conference call will be available through September 22, 2014. Domestic listeners can dial (877) 870-5176, and international listeners may dial (858) 384-5517. The replay access code is 13590857.

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein’s mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals. Its website is www.omegaprotein.com.

About Bioriginal Food & Science Corp.

Bioriginal is a global leader in delivering complete omega solutions to the Food and Nutraceutical industries. With over 20 years of global expertise in both plant and marine-based omegas, Bioriginal has carved out a niche by scientifically combining ingredients from all over the world, directly from the source, to create unique and efficacious solutions. Bioriginal is passionate about omegas and the health benefits they provide, discovering, anticipating trends and pioneering within the omega space since 1993. Bioriginal has developed proprietary methods and systems to provide customized turnkey solutions for its customers that help them compete in a highly competitive space.

Bioriginal’s headquarters is located in Saskatoon, Canada. Bioriginal Europe/Asia is located in Den Bommel, the Netherlands. For more information regarding Bioriginal, please visit their corporate website at www.bioriginal.com.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to realize the anticipated benefits from its acquisition of Bioriginal; (2) the Company’s expectations regarding Bioriginal, its future prospects and the nutraceuticals market or the human health and wellness segment generally, proving to be incorrect; (3) the impact of laws and regulations that may be enacted that may restrict Bioriginal’s operations or the sale of Bioriginal’s ; (4) the impact of worldwide supply and demand relationships on prices for Bioriginal’s products; (5) the Company’s expectations regarding demand and pricing for Bioriginal’s products proving to be incorrect.   Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Contact
Investor Relations
(713) 623-0060
hq@omegahouston.com